PHOENIX MULTI-SERIES TRUST
CIK# 0000884122
SEMI-ANNUAL 4/30/05


Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1- Class A $10612, Class B $644, Class C $5591 Class T $2655. Series 2- Class A $4083, Class B $625, Class C $380.

73A1/73A2-
Series 1- Class A $0.1074, Class B $0.0949, Class C $0.1011,
Class T $0.0885
Series 2- Class A $0.3878, Class B $0.3366, Class C $0.3362.

74U1/74U2-
Series 1- Class A 114419, Class B 6925, Class C 59939 Class T 36344 Series 2- Class A 10555, Class B 1786, Class C 1261.

74V1/74V2-
Series 1- Class A $4.75, Class B $4.74, Class C $4.79, Class T $4.78 Series 2- Class A $10.82, Class B $10.80, Class C $10.85
..